EXHIBIT (8)(i)(1)
Amendment No. 2 to Participation Agreement (Seligman)

AMENDMENT NO. 2
TO THE
FUND PARTICIPATION AGREEMENT
     THIS AMENDMENT is made as of this 5th day of October, 2001, to the Fund Participation Agreement dated April 3, 2000 (the “Agreement”), as amended, among Seligman Portfolios, Inc., (the “Fund”), Seligman Advisors, Inc. (the “Distributor”), and ML Life Insurance Company of New York (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A, as may be amended from time to time (the “Account”).
     In consideration of the mutual covenants contained herein, the parties hereto agree to add another separate account to Schedule A and pursuant to §8.10 of the Agreement, amend Schedule A as attached hereto.
     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Participation Agreement as of the date and year first above written.

Seligman Portfolios, Inc.

By: Name:	/s/ Brian T. Zino Brian T. Zino

Title:	President

Seligman Advisors, Inc.

By: Name:	/s/ Stephen J. Hodgdon Stephen J. Hodgdon

Title:	President

ML Life Insurance Company of New York

By: Name:	/s/ Barry G. Skolnick Barry G. Skolnick

Title:	Senior Vice President & General Counsel

as of October, 2001
Schedule A
Separate Accounts and Associated Contracts

Names of Separate Account and	Contracts Funded
Date Established by Board of Directors	By Separate Account

ML of New York Variable Annuity Separate Account A – 8/14/91	Merrill Lynch Retirement Powersm, a flexible premium variable annuity

Merrill Lynch Retirement Optimizersm, a flexible premium variable annuity

ML of New York Variable Life Separate Account II – 12/4/91	Merrill Lynch Legacy Powersm, a modified single premium variable life

A-1